Exhibit 23.1


                  Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2000 relating to the financial statements and financial statement schedule of Terex Corporation and of our report dated February 25, 2000 relating to the financial statements of PPM Cranes, Inc., which appear on pages F-2 and F-32, respectively, of Terex Corporation's Annual Report on Form 10-K for the year ended December 31, 1999.

PricewaterhouseCoopers LLP


Stamford, Connecticut

May 17, 2000